UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

(Amendment No. 1)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

AWAYSIS CAPITAL, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

AWAYSIS CAPITAL, INC.

3400 Lakeside Drive, Suite 100

Miramar, Florida 33027

(855) 795-3311

August 28, 2025

INFORMATION STATEMENT

AMENDMENT NO.1

EXTENSION OF DEADLINE FOR REVERSE SPLIT EFFECTIVE DATE

This amendment (“Amendment”) to the Information Statement on Schedule 14C of Awaysis Capital, Inc. (the “Company”) filed on February 20, 2025 (the “Information Statement”) changes only the period of time that the Company has to effect a reverse stock split (the “Reverse Split”), at a ratio of up to 1-for-20, of its common stock, par value $0.01 per share, (“Common Stock”), with the exact split ratio to be determined by the Co-Chief Executive Officers of the Company (without resoliciting stockholder approval), from any time within twelve (12) months after the date stockholder approval was obtained, to any time through December 31, 2025. The Reverse Split would become effective on the date the Certificate of Amendment is filed with the Delaware Secretary of State. All other information set forth in the Information Statement as filed on February 20, 2025 remains the same, and this Amendment must be read in conjunction with that Information Statement as filed on February 20, 2025.

On September 13, 2024, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Company’s Board of Directors (the “Board”) unanimously adopted resolutions approving (i) the Reverse Split; and (ii) the adoption of a Certificate of Amendment to the Company’s Articles of Incorporation, as amended, which makes no material changes to the existing Articles of Incorporation other than incorporating the Reverse Split. The Information Statement and this Amendment are being furnished to our stockholders to provide certain information concerning the actions in accordance with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the regulations promulgated thereunder, including Regulation 14C.

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Amendment to the Information Statement on Schedule 14C to be signed on its behalf by the undersigned hereunto authorized.

AWAYSIS CAPITAL, INC.

/s/ Andrew Trumbach
Andrew Trumbach, Co-Chief Executive Officer and Chief Financial Officer

September 05, 2025